Exhibit 21.1
List of Subsidiaries of Pebblebrook Hotel Trust
1. Pebblebrook Hotel, L.P.
2. Pebblebrook Hotel Lessee, Inc.
3. DC Hotel Trust
4. Tar Heel Owner LLC
5. Tar Heel Lessee LLC
6. Huskies Owner LLC
7. Huskies Lessee LLC
8. Orangemen Owner LLC
9. Orangemen Lessee LLC
10. Gator Owner LLC
11. Gator Lessee LLC
12. Jayhawk Owner LLC
13. Jayhawk Lessee LLC